EXHIBIT 5

October 3, 2001

IDEXX Laboratories, Inc.
One IDEXX Drive
Westbrook, Maine 04092

Re: Registration Statement on Form S-3 relating to 114,894 Shares of the Common Stock
$.10 par value, of IDEXX Laboratories, Inc. (the "Registration Statement")___________

Ladies and Gentlemen:

I am General Counsel to IDEXX Laboratories, Inc., a Delaware corporation (the "Company"), and have acted as counsel in connection with the registration under the Securities Act of 1933, as amended, on Form S-3 ("Registration Statement") of the issuance of 114,894 shares of Common Stock, $.10 par value per share (the "Shares"), that may be resold by a stockholder of the Company. I or a member of the Company's Legal Department have reviewed the Corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. I or a member of the Company's Legal Department also have examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's representatives all questions of fact that I have deemed necessary or appropriate for purposes of rendering the opinions below.

Based upon and subject to the foregoing, I am of the opinion that:

1.     The issuance and sale of the Shares have been duly authorized by the Company.

2.     The Shares are validly issued, fully paid and nonassessable.

This opinion is limited to the applicable provisions of the General Corporation Law of the State of Delaware ("Delaware Law") and reported judicial decisions interpreting Delaware Law. I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to being named in the Registration Statement under the caption "LEGAL MATTERS."

Sincerely,

/s/ Conan R. Deady
Conan R. Deady
General Counsel